Exhibit 99

DOMINION ENERGY, INC.

CONDENSED CONSOLIDATED EARNINGS STATEMENT

(Unaudited)

Twelve Months Ended September 30, 2019
(millions, except per share amounts)
Operating Revenue	$15,458

Operating Expenses	13,331

Income from operations	2,127

Other income	1,016

Interest and related charges	1,812

Income from operations including noncontrolling interests before income tax expense	1,331

Income tax expense	303

Net income including noncontrolling interests	1,028
Noncontrolling interests	38

Net Income Attributable to Dominion	$ 990

Earnings Per Common Share
Net income attributable to Dominion Energy - Basic	$ 1.29
Net income attributable to Dominion Energy - Diluted	1.25

VIRGINIA ELECTRIC AND POWER COMPANY

CONDENSED CONSOLIDATED EARNINGS STATEMENT

(Unaudited)

Twelve Months Ended September 30, 2019
(millions)
Operating Revenue	$7,977

Operating Expenses	6,379

Income from operations	1,598

Other income	41

Interest and related charges	531

Income before income tax expense	1,108

Income tax expense	147

Net Income	$ 961

DOMINION ENERGY GAS HOLDINGS, LLC

CONDENSED CONSOLIDATED EARNINGS STATEMENT

(Unaudited)

Twelve Months Ended September 30, 2019
(millions)
Operating Revenue	$1,835

Operating Expenses	1,601

Income from operations	234

Earnings from equity method investee	19

Other income	137

Interest and related charges	103

Income before income tax expense	287

Income tax expense	48

Net Income	$ 239